FOR IMMEDIATE RELEASE
Editorial Contact:	Investor Contact:

Leslie Schroeder	Nicole Noutsios
Leslie Schroeder PR&Mktg	NMN Advisors, Inc.
415-999-1394	510-451-2952
lschroeder@sputnik.com	nicole@nmnadvisors.com

Sputnik Reports Second Quarter Fiscal Year 2007 Results
Company Continues to Gain Momentum on Several Business Initiatives

San Francisco - August 14, 2007 - Sputnik® (OTCBB: SPUT), a leading provider of software as a service (SaaS) for venue-branded, access-controlled Wi-Fi, today announced financial results for the second quarter of fiscal 2007, its first public earnings release.

Total revenues for the second quarter were $133,000, flat versus the first quarter of fiscal 2007. Subscription revenues were $55,000, an increase of 25% from the first quarter of fiscal 2007. The company continues to focus its efforts on building recurring subscription revenue. Hardware revenues were $55,000, a decrease of 2% from the first quarter of fiscal 2007, and software license revenues were $21,000, a decrease of 28%.

Net loss totaled $194,000 in the second quarter, a 50% larger loss than in the first quarter of 2007. The cost increases that drove the higher loss were primarily due to expanded staffing and marketing efforts, as Sputnik invests strategically to grow its business.

“Sputnik is pleased to issue its first earnings announcement as a public company,” said David LaDuke, CEO. “Our numbers reflect a growing company amidst a transition. We are moving away from a software and hardware sales model to a subscription model that provides recurring revenues, offers considerable customer benefits and will produce solid profitability in the long term. We are building a company and, while we are resolutely focused on the goal of profitability, we are pursuing growth initiatives that have caused us to run a loss in the quarter.”

Sputnik announced the following business highlights from the quarter.

Enhanced Sales Effort

To drive greater sales volume, Sputnik hired its first internal sales professional toward the end of the second fiscal quarter. Nearly all prior sales had come from customers finding and ordering product from Sputnik’s web site at www.sputnik.com. This marks a dramatic transition for Sputnik, as the company has developed an aggressive push strategy to target multiple tiers of channel partners and customers. In addition, Sputnik signed a partnership agreement with Industry Retail Group during the second quarter to target opportunities at large retail chains.

Product Deployment

Using Sputnik hardware and software, eWireless teamed with public and private enterprise to create Indiana’s largest free wireless Internet zone in the Fountain Square cultural district. The wireless network is part of a service and branding program for the cultural district-wireless users have immediate access to a calendar of community events and a directory of local attractions to increase visitor awareness of Fountain Square entertainment and shopping opportunities.

Sputnik partners deployed the first 110 nodes of Sputnik Wi-Fi into a major automotive retail chain. Due to the plug-n-play ease of Sputnik’s solution, deployment took less than a month. The total size of the opportunity is more than 2,000 sites.

Noteworthy Deals

Connecteo, an African ISP that operates in six countries and is expanding into Wi-Fi offerings, purchased Sputnik hardware and software to deploy wireless to homes and businesses in Niger. They are hosting their own Sputnik Control Center server and will use pre-paid cards to allow users to gain access.

The company had several other sales orders including one from Iowa Telecom (NYSE:IWA), estimated to be in the top 20 largest local exchange carriers in the United States.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning our expected financial performance for the third quarter and full year 2007, our product and business strategies, our ability to close larger deals based upon initial deployments, and on our business and operating results, our anticipated product innovations and our new product introductions. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others: fluctuations in our quarterly and yearly operating results; our ability to estimate and achieve profitability; our ability to attract and retain customers; our ability to protect our intellectual property rights and to defend litigation and regulatory reviews successfully; our ability to issue new releases of our products; changes to current accounting policies which may have a significant, adverse impact upon our financial results; the introduction of new products by competitors or the entry of new competitors into the markets for Sputnik’s products; the impact of the pricing of competing technologies; our ability to preserve any key strategic relationships; our ability to manage large-scale deployments; our ability to succeed in our software as a service (SaaS) strategy, our ability to raise additional capital; and economic and political conditions in the US and abroad. More information about potential factors that could affect Sputnik’s business and financial results is included in Sputnik’s Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q, which are on file with the SEC and available at the SEC's website at www.sec.gov. Sputnik is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

About Sputnik (www.sputnik.com)

Sputnik Inc. (OTCBB: SPUT) is a leading provider of software as a service (SaaS) that enables wireless service providers to build venue-branded, access-controlled Wi-Fi services and manage them over the Internet. Sputnik’s remote network and subscriber management features allow cost-effective operation in locations without onsite technical support. The company’s easy-to-use, flexible software supports a wide range of businesses, service providers, and educational institutions. The company is based in San Francisco.

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